Exhibit 10.35

CAMDEN PROPERTY TRUST
NON-QUALIFIED DEFERRED COMPENSATION PLAN

CAMDEN PROPERTY TRUST
NON-QUALIFIED DEFERRED COMPENSATION PLAN

1.30	Specified Employee	6

1.31	Subsidiary	6

1.32	Trust	6

1.33	Trust Manager	6

1.34	Trust Manager Fees	6

1.35	Trustee	6

1.36	Unforeseeable Emergency	6

Article II - Participation		8

2.1	Commencement of Participation	8

2.2	Change in Eligible Participant Status	8

Article III - Contributions		9

3.1	Participant Deferrals	9

3.2	Time of Contributions	11

3.3	Form of Contributions	11

Article IV - Vesting		12

4.1	Vesting of Deferrals	12

Article V - Accounts		13

5.1	Bookkeeping Accounts	13

5.2	Adjustment and Crediting of Accounts	13

5.3	Investment of Trust Assets	13

Article VI - Distributions		15

6.1	Time of Payment	15

6.2	Form of Payment	16

6.3	Distribution Election	16

6.4	Modifications to Distribution Elections	17

6.5	Distribution Due to Unforeseeable Emergency	17

6.6	Cashout Distribution	18

Article VII - Share Award Deferral		19

7.1	General	19

7.2	Deferral of Share Award	19

7.3	Terms and Conditions of Awards	19

Article VIII - Beneficiaries		20

8.1	Beneficiaries	20

8.2	Change of Beneficiary Designation	20

8.3	Determination of Beneficiary	20

8.4	Lost Participant or Beneficiary	20

Article IX - Funding		22

9.1	Prohibition Against Funding	22

9.2	Deposits in Trust	22

9.3	Withholding of Employee Contributions	22

Article X - Claims Administration		23

10.1	Claim Procedure	23

10.2	Appeal of Denied Claims	24

10.3	Relevance	25

10.4	Six-Month Deadline for Filing Suit	26

10.5	Decisions of Administrator	26

Article XI - General Provisions		27

11.1	Administrator	27

11.2	No Assignment	27

11.3	No Employment Rights	27

11.4	Incompetence	28

11.5	Identity	28

11.6	Other Benefits	28

11.7	Expenses	28

11.8	Insolvency	28

11.9	Amendment and Termination	28

11.10	Construction	30

11.11	Governing Law	30

11.12	Severability	30

11.13	Headings	30

11.14	Entire Agreement	30

11.15	Terms	31

11.16	Real Estate Investment Trust ("REIT") Status	31

11.17	Compliance with Internal Revenue Code	31

CAMDEN PROPERTY TRUST
NON-QUALIFIED DEFERRED COMPENSATION PLAN

RECITALS

Camden Property Trust, a Texas real estate investment trust (the “Company”), maintains the Camden Property Trust Non-Qualified Deferred Compensation Plan, as amended and restated from time to time (the “Plan”), primarily for the purpose of attracting and retaining a select group of management or highly compensated employees.

The Company desires to amend and restate the Plan as set forth herein.

The Plan is an unfunded arrangement established and maintained primarily for the benefit of a select group of management or highly compensated employees and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of ERISA.

NOW THEREFORE, the Company hereby adopts this amendment and restatement of the Plan, effective as of the Effective Date or as otherwise stated herein.

Article 1 - DEFINITIONS

1.1
Account. The bookkeeping account established for each Participant as provided in Section 5.1 hereof. Each Participant’s Account shall be sub-divided into a Cash Compensation Deferral Account (herein so called) and a Share Deferral Account (herein so called) as provided herein. The Company may, in its discretion, further divide such Accounts into sub-accounts to reflect amounts payable at different times and in different forms. Reference to an Account herein includes any such sub-account established for a Participant as the context requires.

1.2
Administrator. The Compensation Committee of the Board shall be the Administrator. The Administrator may delegate some or all of its authority to one or more individuals who are officers or employees of the Company or any of its Subsidiaries or to third parties.

1.3	Board. The Board of Trust Managers of the Company.

1.4
Bonus. Compensation that is designated as a bonus by the Employer, whether or not the Compensation is Performance-Based Compensation, including any pretax elective deferrals from said Bonus to any Employer-sponsored plan that includes amounts deferred under a Deferral Election or a qualified cash or deferred arrangement under Code Section 401(k) or cafeteria plan under Code Section 125.

1.5
Cash Compensation. In the case of a Participant who is an Employee, the Participant’s earned income payable in cash, including Salary, Bonus, Performance-Based Compensation, and any other cash remuneration from the Employer that the Administrator designates prior to the start of the applicable Plan Year as Cash Compensation for purposes of the Plan; and, in the case of a Participant who is a Trust Manager and is not employed by the Company or any of its Subsidiaries, the Participant’s Trust Manager Fees. To the extent that a Participant’s Cash Compensation (including any Trust Manager Fees) is paid or settled in shares of the Company’s common stock (or any other securities or property), the Participant’s Deferral Election as to such Cash Compensation shall apply to such shares (or other securities or property).

1.6	Cash Compensation Deferral. That portion of a Participant’s Cash Compensation that is deferred in accordance with Section 3.1 hereof but would have otherwise been payable in cash absent the deferral.

1.7	Code. The Internal Revenue Code of 1986, as amended.

1.8	Compensation. The Participant’s Cash Compensation and Share Awards.

1.9	Deferrals. Collectively, the Cash Compensation Deferrals and Share Deferrals of a Participant.

1.10
Deferral Election. The written agreement, submitted to the Company on such form and in such manner as prescribed by the Administrator, by which an Eligible Participant agrees to participate in the Plan and make Deferrals thereto.

1.11
Disability. A Participant (or the Participant’s designated primary beneficiary who is receiving installment payments under section 6.2(b)) shall be considered disabled if he or she (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Participant that is sponsored by the Employer.

1.12	Effective Date. The effective date of the Plan, as restated, which shall be January 1, 2019 except as otherwise expressly set forth herein.

1.13	Eligible Participant. Collectively, (i) any Employee designated by the Employer as an Eligible Participant and (ii) any Trust Manager.

1.14	Employee. Any person employed by the Employer.

1.15	Employer. Collectively, the Company and each of its Subsidiaries that has elected to adopt the Plan.

1.16	ERISA. The Employee Retirement Income Security Act of 1974, as amended.

1.17
Investment Fund or Funds. Each deemed investment which serves as a means to measure value for purposes of crediting increases or decreases with respect to a Participant’s Accounts pursuant to Section 5.2. The Investment Funds shall be designated from time to time by the Administrator.

1.18	Participant. An Eligible Participant who is a Participant as provided in Article II.

1.19	Payment Schedule. The date as of which payment of Deferrals under the Plan will commence and the form in which payment of such Deferrals will be made.

1.20
Performance-Based Compensation. Compensation the amount of which, or entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services. Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Compensation shall be considered Performance-Based Compensation only if it satisfies the requirements set forth in Treas. Reg. Section 1.409A-1(e).

1.21	Plan. This Camden Property Trust Non-Qualified Deferred Compensation Plan, as amended and restated from time to time.

1.22	Plan Year. January 1 through December 31.

1.23
Salary. An Eligible Participant’s base salary rate or rates in effect at any time during a Plan Year, including any pretax elective deferrals from said Salary to any Employer-sponsored plan that includes amounts deferred under a Deferral Election or a qualified cash or deferred arrangement under Code Section 401(k) or cafeteria plan under Code Section 125.

1.24
Separation Benefits. Deferrals elected by the Participant to be paid upon the Participant’s Separation from Service (other than due to the Participant’s death or Disability) as provided in Section 6.1(a).

1.25
Separation from Service. As to a particular Participant, a termination of services provided by the Participant to his or her Employer (as defined below in this definition), whether voluntarily or involuntarily, as determined by the Administrator in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions shall apply:

(i)    For a Participant who provides services to an Employer as an employee, except as otherwise provided in clause (iii) below, a Separation from Service shall occur when the Participant has experienced a termination of employment with the Employer. A Participant shall be considered to have experienced a termination of employment for this purpose when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (A) no further services will be performed by the Participant for the Employer after the applicable date, or (B) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by the Participant (whether as an employee or an independent contractor) over the immediately preceding period of thirty-six (36) months (or the full period of services to the Employer if the Participant has been providing services to the Employer less than thirty-six (36) months). However, if the Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer shall be treated as continuing intact, provided that the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of the Plan as of the first day immediately following the end of such six (6)-month period. In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.
(ii)    For a Participant who provides services to an Employer as an independent contractor (other than as a Trust Manager), except as otherwise provided in clause (iii) below, a Separation from Service shall occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Administrator to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.
(iii)    For a Participant who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally shall not occur until the Participant has ceased providing services for the Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in clauses (i) and (ii) above. Similarly, if a Participant either (A) ceases providing services for an Employer as an independent contractor and begins providing services for such Employer as an employee, or (B) ceases providing services for an Employer as an employee and begins providing services for such Employer as an independent contractor, the Participant will not be considered to have experienced a Separation from Service until the Participant has ceased providing services for such Employer in both capacities, as determined in accordance with clauses (i) and (ii) above.

(iv)    For a Participant who provides services to the Company solely as a Trust Manager (and not otherwise as an employee or independent contractor of any Employer), a Separation from Service shall not occur until the Participant has ceased providing services as a Trust Manager.
Notwithstanding the foregoing provisions of this definition, if a Participant provides services for an Employer as an employee and also provides services as a member of the Board, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5), the services provided by the Participant as a Trust Manager shall not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee shall not be taken into account in determining whether the Participant has experienced a Separation from Service as a Trust Manager, for purposes of the Plan.
Solely for purposes of this definition of “Separation from Service,” the term “Employer” means the Employer that the Participant last performed services for or was employed by, as applicable, on the date of his or her Separation from Service, and all other entities that are required to be aggregated together and treated as the employer under Treasury Regulation Section 1.409A-1(h)(3).

1.26
Share Award. An award of shares or share units of the Company made to a Participant under the Share Incentive Plan. Unless otherwise provided by the Administrator in advance of the applicable deferral election deadline with respect to a particular stock option or stock appreciation right, stock options or stock appreciation rights that are granted by the Company to a Participant under the Share Incentive Plan shall also qualify as “Share Awards.” If any such stock option or stock appreciation right is deferred pursuant to this Plan as a Share Award, it shall include terms that are intended to meet all the requirements of deferred compensation under Section 409A of the Code without reliance on Treasury Regulation Section 1.409A-1(b)(5)(i)(A) or (B) or Treasury Regulation Section 1.409A-1(b)(5)(ii) (i.e., the exemptions under which stock options and stock appreciation rights may not constitute a deferral of compensation if, in general, the taxable event with respect to the award is not delayed past the exercise of the award or the award qualifies as an incentive stock option under Section 422 of the Code). The Administrator may permit a Participant to make, in the applicable Deferral Election, one deferral election as to any Share Awards that are subject to the Deferral Election and in the form of stock options or stock appreciation rights and a separate deferral election as to any Share Awards that are subject to the Deferral Election and in the form of shares or share units.

1.27	Share Deferral. A Share Award that is deferred in accordance with Section 3.1 and Article VII hereof.

1.28	Share Incentive Plan. The Company’s 2011 Share Incentive Plan, or any successor equity incentive plan thereto that may be adopted by the Company, as each may be amended and restated from time to time.

1.29
Specified Date Benefits. Deferrals elected by the Participant in accordance with Section 6.1(d) to be paid on one or more specified dates designated by the Administrator on the applicable Deferral Election form.

1.30	Specified Employee. A Participant who, as of the date of the Participant’s Separation from Service, is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i).

1.31	Subsidiary. Any corporation or other entity a majority of whose outstanding voting shares or voting power is beneficially owned directly or indirectly by the Company.

1.32
Trust. The trust agreement or agreements the Employer may choose to adopt in its sole discretion, under which assets with respect to the Plan may be held, administered and managed. Participants shall have no right or claim to Trust assets set aside to fund benefits under the Plan, which shall remain the general assets of the Employer.

1.33	Trust Manager. A member of the Board.

1.34
Trust Manager Fees. All cash compensation (including annual retainer fees, fees for service on Board committees, and other cash remuneration) paid to a Trust Manager for services as a member of the Board.

1.35	Trustee. The entity or individual designated from time to time by the Administrator to serve as trustee of the Trust in accordance with the terms of the Plan and the Trust.

1.36
Unforeseeable Emergency. A severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Section 152(a) of the Code); (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A severe financial hardship will not exist if such hardship can be relieved through reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause a severe financial hardship). Determination of whether a Participant has incurred an Unforeseeable Emergency shall be made by the Administrator, in accordance with the requirements of Section 409A of the Code and any guidance issued thereunder.

The foregoing definition of Unforeseeable Emergency shall also apply to an unforeseeable financial emergency of the Participant’s designated primary beneficiary who is receiving installment payments under Section 6.2(b) as if such beneficiary were the Participant under this Section 1.36.

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Article II - Participation

2.1
Commencement of Participation. Each Eligible Participant shall commence participation on the date his or her Deferral Election first becomes effective. In accordance with Section 6.3, each Participant shall be required to designate on a Deferral Election the form and timing of the distribution of the portion of his or her Account to which such Deferral Election relates.

2.2	Change in Eligible Participant Status.

(a)
The Administrator may, at any time and in its sole discretion, terminate the ability of a Participant to defer Compensation (or to defer additional Compensation or types of Compensation) hereunder. All Deferrals for a Participant who becomes ineligible to participate shall cease as of the end of the Plan Year in which such former Participant is determined to no longer be an Eligible Participant. Such a former Participant shall not be permitted to submit a Deferral Election after he becomes ineligible to participate.

(b)	Amounts credited to the Account of a Participant described in subsection (a) shall continue to be held, pursuant to the terms of the Plan, and shall be distributed as provided in Article VI.
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Article III - Contributions

3.1	Participant Deferrals.

(a)
There shall be credited to the Cash Compensation Deferral Account or Share Deferral Account, as applicable, of a Participant an amount equal to the amount designated as the Participant’s Deferral for that Plan Year as indicated in the Participant’s Deferral Election. Such amounts (Cash Compensation Deferrals or Share Deferrals) shall not be made available to such Participant, except as provided in Article VI, and any such Deferrals shall reduce such Participant’s Cash Compensation or Share Awards in accordance with the provisions of the applicable Deferral Election; provided, however, that all such Deferrals shall be subject to the rights of the general creditors of the Employer as provided in Article IX.

(b)
An Eligible Participant’s election to defer Compensation under the Plan shall be effective only if the Participant delivers a Deferral Election indicating such Deferrals to the Administrator in accordance with this Section 3.1, such Deferral Election to be made on such form and in such manner as the Administrator shall prescribe.

(i)
In General. Subject to paragraph (iii) of this Section 3.1(b), with respect to any Compensation that is not Performance-Based Compensation (including a Bonus that is not Performance-Based Compensation), a Participant shall file a Deferral Election with the Administrator within the time period established by the Administrator, but in all events no later than the close of the calendar year immediately preceding the calendar year in which the services to which the Deferral Election relates are to be performed; provided, however, that in the Plan Year in which an Employee or Trust Manager is first eligible to participate in the Plan, such Deferral Election shall be filed within thirty (30) days of the date on which the Employee or Trust Manager is first eligible to participate and shall be effective only with respect to Compensation for services to be rendered during the remainder of the Plan Year after the election is effective.

(ii)
Performance-Based Compensation Deferral. With respect to Compensation that is Performance-Based Compensation, a Participant shall file a Deferral Election with the Administrator on or before the date that is six (6) months before the end of the applicable performance period, provided that the Participant performs services with the Employer continuously from the later of the beginning of the applicable performance period or the date the applicable performance criteria are established through the date of such election, and provided further that in no event may an election to defer Performance-Based Compensation be made after such compensation has become readily ascertainable.

(iii)
Legally-Binding Right. Notwithstanding paragraph (i) of this Section 3.1(b), if Compensation may be awarded to a Participant in a year following a year in which services are performed to which the Compensation may relate and the Participant has no legally binding right to such Compensation as of the end of the year in which the services are performed, a Deferral Election with respect to such Compensation shall be filed with the Administrator no later than the last day of the year prior to the year in which the legally binding right to such Compensation may arise.

(c)
The Deferral Election shall, subject to the limitations set forth in this Section 3.1, designate the amount or percentage of Cash Compensation and/or Share Awards to be deferred by the Participant. Upon making a Deferral Election, the Participant must also make an election regarding the time and form of payment of the Deferrals subject to such Deferral Election, in accordance with Section 6.3.

(d)	The maximum amount or percentage of a Participant’s Compensation that may be deferred each Plan Year shall be established by the Administrator prior to the start of such Plan Year.

(e)
The Participant shall make appropriate arrangements with the Employer to provide for satisfaction of all taxes required to be withheld under the Federal Insurance Contributions Act (“FICA”) and all other applicable taxes that are required to be withheld with respect to (1) Cash Compensation Deferrals, and (2) Share Deferrals as they become subject to FICA taxes and other withholding requirements (collectively, the “Withholding Requirements”). The Employer shall have the right at its option to (a) require the Participant to pay or provide for payment of the amount of such Withholding Requirements, or (b) deduct from any compensation or other amount otherwise payable in cash to the Participant the amount of such Withholding Requirements. The Employer also reserves the right to reduce such Participant’s Deferrals to the extent necessary to satisfy such Withholding Requirements (subject to approval by the Compensation Committee of the Board as to any reduction in a Participant’s Share Deferrals).

(f)
A Deferral Election relating to a Plan Year may not be modified or revoked once such Plan Year has commenced. Notwithstanding the foregoing, in the event a Participant receives a distribution from the Plan due to an Unforeseeable Emergency, the Participant’s Deferral Election shall be terminated as soon as administratively feasible following the distribution.

(g)
Any Share Deferrals shall remain subject to the forfeiture and transfer restriction provisions of the Share Incentive Plan, any other terms or conditions established by the Company incident thereto or contained in the award in addition to any restrictions imposed pursuant to the Plan. A Participant may not elect a Share Deferral Period ending prior to the latest date on which the shares subject to the Share Deferral vest under the terms of the applicable Share Award or the provisions of the Share Incentive Plan.

(h)
At the time of a Share Deferral election, a Participant may be given the right to elect that all or a stated percentage of dividends or dividend equivalent payments, as the case may be and if any, related to such Share Deferral also be deferred. Deferred dividends and dividend equivalent payments shall be credited in accordance with the terms of the applicable Share Award (which will specify whether any such deferred dividends or dividend equivalent payments shall be denominated in cash and credited hereunder to a Cash Compensation Deferral Account or denominated in shares and credited hereunder to a Share Deferral Account); provided, however, that any such deferred dividends and dividend equivalent payments credited hereunder shall be distributed in accordance with the Participant’s Share Deferral election for the applicable Share Award. If, at the time of the Share Deferral election, a Participant does not elect such a dividend or dividend equivalent payment deferral, then any and all such dividends and dividend equivalent payments related to that Share Deferral Election shall be paid to the Participant in accordance with the terms of the applicable Share Award.

3.2
Time of Contributions. Unless otherwise determined by the Administrator, Cash Compensation Deferrals shall be transferred to the Trust as soon as administratively feasible after the date the corresponding amount would have otherwise been paid to the Participant absent the Participant’s Deferral Election. The Employer shall also transmit at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants. Any Share Deferral shall initially be accounted for by the Company and shall be transferred to the Trustee at such time as the Company shall, in its discretion, determine.

3.3	Form of Contributions. All Deferrals to the Trust shall be made in the form of cash or cash equivalents of US currency or Share Awards.
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Article IV - Vesting

4.1
Vesting of Deferrals. A Participant shall have a one hundred percent (100%) vested right to the portion of his or her Account attributable to Cash Compensation Deferrals and any earnings on the deemed investment of such Deferrals. A Participant shall vest in Share Deferrals in accordance with the terms of the relevant Share Award under the Share Incentive Plan.

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Article V - Accounts

5.1
Bookkeeping Accounts. The Administrator shall establish and maintain bookkeeping accounts in the name of each Participant. The Administrator shall maintain a Cash Compensation Deferral Account and Share Deferral Account for each Participant.

5.2	Adjustment and Crediting of Accounts.

(a)
The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, distributions, and the deemed investment experience of the Participant’s Investment Fund selections, and any other appropriate adjustments. Such adjustments shall be made as is administratively necessary in the discretion of the Administrator.

(b)
Subject to Section 5.3(c), the deemed investment experience credited to a Participant’s Cash Compensation Deferral Account shall be determined on a periodic basis according to the earnings and losses of the Investment Fund selections made by the Participant. The earnings and losses will be determined as if the amounts credited to the Participant’s Accounts were actually invested in the Investment Fund selected. Participants may select one or more of the Investment Funds designated by the Administrator in whole percentages of the applicable Cash Compensation Deferral Account balance. A Participant may change his or her selection of Investment Funds at such time and in such manner as the Administrator shall permit. An election shall be effective as soon as administratively feasible following the date of the change as indicated in writing by the Participant or such other means as the Administrator may approve.

5.3	Investment of Trust Assets.

(a)
Deferrals hereunder may, in the sole discretion of the Employer, be set aside in a Trust in order to facilitate the payments of benefits under the Plan. Any such Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan. Under no circumstances shall any Participant have any preferential or secured right to or interest in any assets of such Trust, and the rights of each Participant (and if applicable, any beneficiary) shall remain that of a general creditor of the Employer.

(b)
A Participant may request, from time to time, that Trust assets attributable to his Cash Compensation Deferral Account be deemed to be invested in one or more Investment Funds. A Participant may not elect that deferred shares held in his Share Deferral Account be deemed to be invested in one or more Investment Funds; provided that deferred shares elected to be invested in one or more Investment Funds under a prior version of the Plan in accordance with the terms of the Plan at the time of such election shall be treated as invested in a Cash Compensation Deferral Account for purposes of this Section 5.3.

(c)
In all cases, the Administrator shall not be obligated to make investments in the Investment Funds in which a Participant’s Account is deemed invested for purposes of the Plan, but may choose to make such investments or may choose to make other investments as it deems appropriate.

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Article VI - DISTRIBUTIONS

6.1	Time of Payment.

(a)
Separation from Service. Subject to the following provisions of this Section 6.1, payment of the vested amounts credited to a Participant’s Account(s) shall commence, at such time as previously elected by the Participant, following the Participant’s Separation from Service. Notwithstanding the foregoing, with respect to distribution to a Participant who is a Specified Employee on account of Separation from Service (and, for clarity, not a distribution triggered by the Participant’s death or Disability), distribution may not commence earlier than six (6) months following such Participant’s Separation from Service. If the Participant fails to timely elect the date on which payment is to be made or commence, distribution shall be made or commence on the first business day following the date that is six (6) months from the Participant’s Separation from Service.

(b)
Disability or Death. If the Disability or death of the Participant (or of the designated primary beneficiary who is receiving installment payments under Section 6.2(b)) occurs at any time prior to complete distribution of the Participant’s Account, all remaining vested amounts credited to the Participant’s Account shall be paid in one (1) lump sum on the first day following six (6) months from the date of Disability or death, as the case may be; provided, however, that the Participant may make an election to receive installment payments pursuant to Section 6.2(b).

(c)
Limitation on Length of Deferred Commencement. With respect to distribution following Separation from Service for a reason other than death or Disability, the Participant may elect to have distribution of Deferrals be made or commence at any time following the expiration of six (6) months following the date of the Participant’s Separation from Service; provided, however, that any such distribution (i.e., any lump sum payment or, if installments are elected, the last such installment) must be made no later than the date that is thirty (30) years following the date of the Participant’s Separation from Service (except as to Deferrals that relate to a Deferral Election made prior to January 1, 2019, in which case those Deferrals shall be subject to any applicable limitation of this Section 6.1(c) as in effect when the Deferral Election was made). Effective with Deferral Elections filed on or after January 1, 2014, Deferrals that the Participant has designated to be paid as Separation Benefits shall be paid in accordance with the Payment Schedule specified by the Participant in the Deferral Election and in accordance with this Article VI.

(d)
Payment on a Specified Date. In addition to the election in paragraph (a) of this Section 6.1, a Participant may elect on his or her Deferral Election one or more specified dates on which to receive a specified dollar amount or percentage of the Deferrals subject to the Deferral Election or on which an annual installment stream of payment of such Deferrals will commence for the time period elected. Any amount not paid in accordance with a specified date election as of the Participant’s Separation from Service, death or Disability will be paid in accordance with the Participant’s applicable Separation Benefit election or, in the case of the Participant’s death or Disability, as provided in Section 6.1(b). Effective with Deferral Elections filed on or after January 1, 2013, Deferrals that the Participant has designated to be paid as Specified Date Benefits may be paid or commence only on specified dates designated by the Administrator on the applicable

Deferral Election form shall be paid in accordance with the Payment Schedule specified by the Participant in the Deferral Election.

6.2	Form of Payment.

(a)
The Participant’s Account shall be payable in one of the following forms: (i) in one (1) lump sum payment; or (ii) in annual installments over a period of up to thirty (30) years (as elected by the Participant and, as to Deferrals that relate to a Deferral Election made prior to January 1, 2019, subject to any applicable limitation of this Section 6.2(a) as in effect when the Deferral Election was made); provided, however, that any election of a Separation Benefit shall be subject to the limitation provided in Section 6.1(c). In accordance with Treasury Regulation Section 1.409A-2(b)(2)(iii) and (iv) and for purposes of the Plan (including, without limitation, Section 6.4 hereof), an election for distribution in the form of installment payments shall be treated as an election of a series of separate payments.

(b)
Notwithstanding Section 6.2(a), the Participant may elect (on a form and in a manner prescribed by the Administrator) that, in the event of the Participant’s Disability or death, distribution of the Participant’s remaining Account shall be made in one of the following forms: (i) one (1) lump sum, to be paid on the first day following six (6) months from the date of Disability or death, as applicable; (ii) annual installments over a three (3)-year period; or (iii) annual installments over a five (5)-year period. In the case of distribution in the form of installment payments, the first installment shall be paid on the first day following six (6) months from the date of the Participant’s Disability or death (as applicable), and subsequent installments shall be paid on each anniversary thereof. If the Participant fails to timely elect the form in which benefits are to be distributed in the event of Disability or death, distribution shall be in the form of one (1) lump sum, to be paid on the first day following six (6) months from the date of Disability or death (as applicable). Notwithstanding a Participant’s elected form of payment hereunder, in the event that, after a Participant’s death, the Participant’s primary beneficiary who is receiving installments dies, distribution of the Participant’s remaining Account will be paid to the Participant’s contingent beneficiary described in Section 8.3 in one (1) lump sum.

(c)
The Participant’s benefit as to a particular Deferral shall be distributed in the form previously elected by the Participant as to that Deferral. If the Participant fails to timely elect the form in which his or her benefit is to be distributed, distribution shall be in the form of one (1) lump sum.

6.3
Distribution Election. An election as to the date on which distribution of Separation Benefits or Specified Date Benefits is to be made or commence and the form of payment shall be made by the Participant at the time the Participant makes a Deferral Election and may be modified only as provided in Section 6.4. On each Deferral Election, a Participant may make separate distribution elections with respect to the Deferrals credited to the Participant’s Cash Compensation Deferral Account and Share Deferral Account pursuant to that Deferral Election. If, with respect to a Deferral Election, the Participant fails to timely make an election relating to the commencement of distribution and the form of payment for the Deferrals subject to that Deferral Election, the last such election relating to distribution of benefits under the Plan made by the Participant shall apply to those Deferrals. If no such last election has been made, distribution shall be made as provided in Sections 6.1(a), 6.2(b) and 6.2(c), as applicable. Effective with

Deferral Elections filed on or after January 1, 2014, the Participant shall specify in the Deferral Election the portion of such Deferrals which shall be designated as either Separation Benefits and/or as Specified Date Benefits. If no designation is made, Deferrals shall be designated as Separation Benefits. The Participant shall also specify the Payment Schedule applicable to his or her Separation Benefits and/or Specified Date Benefits. If a Payment Schedule is not specified in the Deferral Election, the Payment Schedule shall be as provided in Section 6.2(c).

6.4
Modifications to Distribution Elections. A Participant may amend his or her previously-made distribution election by filing a new election with the Administrator on such form and in such manner as the Administrator shall prescribe; provided, that any such amendment:

(a)	may not take effect until at least twelve (12) months after such amendment to the election is made;

(b)
except in the case of a distribution due to Unforeseeable Emergency, Disability, or the death of the Participant, must extend the period of deferral for the first payment for which such amendment is made for a period of no less than five (5) years;

(c)	may not be made less than twelve (12) months prior to the date of the first scheduled payment of the amount to which such amendment is made; and

(d)	may not permit acceleration of the time or schedule of any payment under the Plan, except as may be permitted by applicable Treasury Regulations.

6.5
Distribution Due to Unforeseeable Emergency. A Participant (or the designated primary beneficiary of a Participant who is receiving installment payments under Section 6.2(b)) may request a distribution from the Participant’s Account in the event that the Participant or primary beneficiary has experienced an Unforeseeable Emergency. If the Administrator determines that an Unforeseeable Emergency exists, the Administrator shall direct the suspension of Deferrals for the remainder of the Plan Year, and if such suspension is insufficient to alleviate the Unforeseeable Emergency, the Administrator may direct the distribution of an amount not in excess of the amount necessary to alleviate such Unforeseeable Emergency, plus such amounts as are necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.6
Cashout Distribution. Notwithstanding the preceding provisions of this Article VI, if at any time the Participant’s vested interest in the Plan and any other non-qualified, defined contribution plan sponsored by the Employer in which the Participant participates is $10,000 or less, the Administrator may distribute such interest to the Participant in one (1) lump sum, provided the following requirements are also satisfied:

(a)
The payment accompanies the termination of the entirety of the Participant’s interest in the Plan, and all similar plans or arrangements that would constitute a nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c);

(b)
The payment is made on or before the later of (i) December 31 of the calendar year in which the Participant’s Separation from Service occurs, or (ii) the fifteenth (15th) day of the third (3rd) month following the Participant’s Separation from Service; and

(c)	The Participant is not provided with an election with respect to receipt of the payment.
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Article VII - SHARE AWARD DEFERRAL

7.1	General. A Share Award may be deferred as provided in this Article VII.

7.2
Deferral of Share Awards. A Participant, subject to the provisions hereof, may elect to defer all or a portion of a Share Award, on such terms as the Administrator may permit, by completing a Share Award Deferral Agreement and submitting it to the Administrator prior to the calendar year in which the Share Award is made. Such election may be made only with respect to Share Awards made on or after January 1, 2005. Such Deferral Elections shall be made pursuant to Section 3.1 hereof, in accordance with the provisions thereof (with respect to such deferrals, the period of deferral is sometimes referred to as the “Share Deferral Period”) and shall be distributed pursuant to Article VI hereof. The Administrator shall credit such deferred Share Awards to a bookkeeping account (to be known as a “Share Award Account”) for the benefit of such Participant. The Share Awards so deferred initially shall be accounted for by the Company and shall be transferred to the Trustee at such times as the Company shall, in its discretion, determine. Any election to defer all or a portion of a Share Award shall apply to any subsequent Share Award unless and until a revised Deferral Election is submitted to the Administrator.

7.3
Terms and Conditions of Awards. Any deferred Share Awards shall remain subject to the forfeiture and transfer restriction provisions of the Share Incentive Plan and any other terms and conditions established by the Company incident thereto in addition to any restrictions imposed pursuant to the Plan.

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Article VIII - Beneficiaries

8.1
Beneficiaries. Each Participant may from time to time designate one or more persons, entities or his or her estate as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator.

8.2
Change of Beneficiary Designation. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator.

8.3	Determination of Beneficiary.

(a)
If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), if the beneficiary does not survive until the final payment is made or if no beneficiary is validly designated, then the amounts payable under the Plan (or any remaining amount, as the case may be) shall be paid to the Participant’s designated contingent beneficiary, if any, and, if none, to the Participant’s surviving spouse, if any, and if none, to his or her surviving issue per stirpes, if any, and, if none, to his or her estate and such person shall be deemed to be a beneficiary hereunder. (For purposes of this Article, a per stirpes distribution to surviving issue means a distribution to such issue as representatives of the branches of the descendants of such Participant; equal shares are allotted for each living child and for the descendants as a group of each deceased child of the deceased Participant).

(b)	If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form.

(c)	If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

(d)
If the Administrator has any doubt as to the proper beneficiary to receive payments hereunder, the Employer shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Employer, in good faith and in accordance with the Plan, shall fully discharge the Employer from all further obligations with respect to that payment.

8.4	Lost Participant or Beneficiary.

(a)	All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b)
If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid to his/her estate. Any such presumption of death shall be final, conclusive and binding on all parties.

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Article IX - Funding

9.1
Prohibition Against Funding. Benefits payable under the Plan shall be paid from the general assets of the Employer, or at the discretion of the Employer, from assets set aside in a Trust to assist the Employer with meeting its obligations hereunder; provided, however, that no person entitled to payment under the Plan shall have any claim, right, priority, security interest, or other interest in any fund, trust, account, or other asset of the Employer that may be looked to for such payment. The liability for the payment of benefits hereunder shall be evidenced only by the Plan and by the existence of a bookkeeping account established and maintained by the Administrator for purposes of the Plan. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA.

9.2
Deposits in Trust. Notwithstanding Section 9.1, or any other provision of the Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under the Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Election by a Participant and shall remain the general assets of the Employer.

9.3
Withholding of Employee Contributions. The Administrator is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under section 3.1 hereof from his or her Compensation. The Administrator shall determine the amount and timing of such withholding, but in all events any amounts must be withheld prior to the date on which such Compensation is otherwise payable or paid to the Participant or as otherwise required by applicable laws, rules and regulations.

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Article X - Claims Administration

10.1
Claim Procedure. A Participant or beneficiary (the “Claimant”) must file with the Administrator a written claim for Plan benefits if the Claimant believes he or she has not received the benefits he or she is entitled to receive.

(a)
In General. Notice of a denial of a claim for benefits (other than benefits due to Disability) will be provided by the Administrator to the Claimant within ninety (90) days after the Administrator’s receipt of the Claimant’s written claim for benefits, provided that the Administrator, in its discretion, may determine that an additional ninety (90)-day extension is warranted if it needs additional time to review the claim due to special circumstances. In such event, the Administrator shall notify the Claimant prior to the end of the initial ninety (90)-day period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision.

(b)
Disability Claims. Notice of a denial of a claim for benefits due to Disability (a “Disability Claim”) will be provided within forty-five (45) days of the Administrator’s receipt of the Claimant’s Disability Claim. If the Administrator determines that it needs additional time to review the Disability Claim due to matters beyond the control of the Administrator, the time period for making a determination may be extended for up to thirty (30) days. In such event, the Administrator will provide the Claimant with a notice of the extension before the end of the initial forty-five (45)-day period. If the Administrator determines that a decision cannot be made within the first extension period due to matters beyond the control of the Administrator, the time period for making a determination may be further extended for an additional thirty (30) days. If such an additional extension is necessary, the Administrator shall notify the Claimant prior to the expiration of the initial thirty (30)-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Administrator expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of forty-five (45) days to submit any necessary additional information to the Administrator. In the event that a thirty (30)-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)	Contents of Notice. If a Claimant’s request for benefits is denied, the notice of denial shall be in writing and shall contain the following information:

(i)	The specific reason or reasons for the denial in plain language;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	An explanation of the claims review procedures and the time limits applicable to such procedures;

(v)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and

(vi)
In the case of a complete or partial denial of a Disability Claim, the notice shall provide a statement that the Administrator will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol or other similar criterion that was relied upon in making the decision.

10.2	Appeal of Denied Claims.

(a)
In General. A Claimant whose claim (other than a Disability Claim) has been wholly or partially denied shall be entitled to appeal the claim denial by filing a written appeal to the Administrator within sixty (60) days after Claimant’s receipt of the Administrator’s decision denying the claim. Any claim filed more than sixty (60) days after Claimant’s receipt of the decision will be untimely. A Claimant who timely appeals a denied claim will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the Claimant’s appeal. The Claimant may submit written comments, documents, records and other information relating to his or her claim with the appeal. The Administrator will review all comments, documents, records and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within sixty (60) days after receiving the Claimant’s written appeal, provided that the Administrator may determine that an additional sixty (60)-day extension is necessary due to special circumstances, in which event the Administrator shall notify the Claimant prior to the end of the initial sixty (60)-day period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision.

(b)
Disability Claims. An appeal of a denied Disability Claim must be filed in writing with the Administrator no later than one hundred eighty (180) days after receipt of the written notification of such claim denial. The review shall be conducted by the Administrator (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Administrator shall: (i) not afford deference to the initial denial of the Disability Claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s Disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Administrator shall make its decision regarding the merits of the denied Disability Claim within forty-five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Administrator shall render a decision on its review of the denied Disability Claim.

(c)
Contents of Notice. If the Claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the Claimant of such denial. The written notice shall include the following information:

(i)	The specific reason or reasons for the denial;

(ii)	A specific reference to the pertinent Plan provisions on which the denial is based;

(iii)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim;

(iv)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA; and

(v)
For the denial of a Disability Claim, the notice will also include a statement that the Administrator will provide, upon request and free of charge, (A) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (B) any medical opinion relied upon to make the decision and (C) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

10.3
Relevance. For purposes of Section 10.1 and Section 10.2, documents, records, or other information shall be considered “relevant” to a Claimant’s claim for benefits if such documents, records or other information:

(a)	were relied upon in making the benefit determination;

(b)
were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or

(c)	demonstrate compliance with the administrative processes and safeguards required pursuant to Section 10.1 and Section 10.2 regarding the making of the benefit determination.

10.4
Six-Month Deadline for Filing Suit. A Claimant dissatisfied with the Administrator’s decision upon appeal under Section 10.2 must file any lawsuit challenging that decision no later than six months after the Administrator mails the notice of denial, regardless of any state or federal statues establishing provisions relating to limitations on actions. Any suit brought more than six months after the denial on appeal shall be deemed untimely. In ruling on any such suit, the court shall uphold the Administrator’s determinations unless they constitute an abuse of discretion or fraud. No Claimant may institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan until he or she first has exhausted the procedures set forth in Sections 10.1 and 10.2.

10.5	Decisions of Administrator. All actions, interpretations, and decisions of the Administrator shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.
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Article XI - General Provisions

11.1	Administrator.

(a)
The Administrator is expressly empowered to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)	The Administrator shall not be liable for any actions taken by it hereunder, unless due to its own gross negligence, willful misconduct or lack of good faith.

(c)
The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the Participants and beneficiaries.

11.2
No Assignment. Benefits or payments under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of the Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of the Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under the Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of the Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

11.3
No Employment Rights. Participation in the Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.    Each Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted.

11.4
Incompetence. If the Administrator determines that any person to whom a benefit is payable under the Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

11.5
Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

11.6
Other Benefits. The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

11.7
Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer. Notwithstanding the foregoing, fees incurred as a result of investment activity in an individual Account shall be assessed against such Account if such Account is maintained on behalf of a former Participant.

11.8
Insolvency. Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Trustee. Upon receipt of such notice, the Trustee shall comply with the applicable terms of the Trust.

11.9	Amendment and Termination.

(a)
Except as otherwise provided in this Section, the Board or the Compensation Committee of the Board shall have the sole authority to modify, amend or terminate the Plan; provided, however, that any modification or termination of the Plan shall not reduce, without the consent of a Participant, a Participant’s right to any vested amounts already credited to his or her Account. The Plan may be amended by the Administrator or any other authorized committee of the Board if the primary effect of the amendment is to simplify or clarify Plan administration or if the primary purpose of the amendment is to cause the Plan to comply with applicable statutes, Regulations, or other published regulatory guidance. Distributions upon Plan termination shall in all events comply with guidance issued under Code Section 409A. An Employer may elect to terminate its status as such at any time and, in such event, such termination shall not affect the Employer’s obligations under the Plan with respect to amounts previously credited and/or deferred under the Plan (including earnings thereon) for which the Employer is liable.

The Board may terminate the Plan upon occurrence of any one of the following:

(i)
Within twelve (12) months of the Employer’s dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross income in the latest of:

(1)	The calendar year in which the Plan termination occurs;

(2)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(3)	The first calendar year in which the payment is administratively practicable.

(ii)
Within the thirty (30) days preceding or the twelve (12) months following an event or transaction constituting a “change in the ownership or effective control” of the Company or a change “in the ownership of a substantial portion of the assets of” the Company (within the meaning of Section 409A(a)(2)(A)(v) of the Code and related guidance issued thereunder), provided all substantially similar arrangements sponsored by the Employer are also terminated, so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(iii)	At the discretion of the Employer, provided that all of the following requirements are satisfied:

(1)	The termination does not occur proximate to a downturn in the financial health of the Employer;

(2)
All arrangements sponsored by the Employer that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) if the same Participant participated in all of the arrangements are terminated;

(3)
No payments are made under the terminated arrangements (other than payments that would be payable under the terms of the arrangements if the termination had not occurred) within twelve (12) months of the termination of the arrangements;

(4)	All payments are made within twenty-four (24) months of the termination of the arrangements; and

(5)
The Employer does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within three (3) years following the date of termination of the arrangement.

(iv)	Such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

(b)	A Participant shall have a right to the vested portion of his or her Account in the event of the termination of the Plan.

11.10
Construction. All questions of interpretation, construction or application arising under or concerning the terms of the Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons. In the event of any conflict between the terms of the Plan and any Deferral Election, the terms of the Plan shall control.

11.11
Governing Law. The Plan shall be governed by, construed and administered in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, Code Section 409A so as to not result in any tax, penalty, or interest thereunder, and any other applicable federal law and any applicable guidance issued under any such law, provided, however, that to the extent not preempted by federal law, the Plan shall be governed by, construed and administered under the laws of the State of Texas, other than its laws respecting choice of law.

11.12
Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under the Plan would cause the Plan to fail to be maintained solely for a select group of highly compensated or management employees, then the Plan shall be severed with respect to such Employee or Employees who shall be considered to be participating in a separate arrangement.

11.13
Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall they affect the Plan or the construction of any provision thereof.

11.14
Entire Agreement. This instrument contains the entire terms of the Plan and supersedes any prior understandings or written documents which have heretofore set forth the terms of the Plan and/or any oral agreements between the Employer and any of the Participants respecting the within subject matter. No modification, amendment, change, or discharge of any term or provision of the Plan shall be valid or binding unless the same is in writing and signed by a duly authorized officer of the Company.

11.15	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

11.16
Real Estate Investment Trust (“REIT”) Status. The Plan shall not permit the Deferral by any person that would result in the Employer being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT under Section 856 et seq. of the Code (including but not limited to ownership that would result in the Employer owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Employer (either directly or indirectly through its affiliates) from such tenant may cause the Employer to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

Notwithstanding any other provision in the Plan or Trust, in the event that legal counsel for the Employer delivers an opinion to the Employer to the effect that the continuation of the Plan would result in a material risk that the Employer would lose its status as a REIT pursuant to Sections 856 et seq. of the Code, and the Employer determines in good faith that there is no feasible alternative that would result in the continuation of the Plan and the preservation of the Employer’s REIT status, then the Board may terminate the Plan pursuant to Section 11.9(a)(iii) hereof; provided, that, in such case the Board shall provide the Participant(s) with reasonable prior written notice. Any amendment to the Plan will be binding upon all Participants and Beneficiaries, the Administrator and all other parties in interest.

11.17
Compliance with Internal Revenue Code. The Plan is intended to be a nonqualified deferred compensation plan within the definition of Section 409A of the Code, and is intended to meet all the requirements of that and any other applicable Code sections. The Plan has been amended previously to make available to Participants transitional relief offered under Section 409A of the Code, and to the extent such relief is no longer available, such provisions have been excluded from this restatement of the Plan. The Plan may be further amended as the Administrator may determine advisable to comply with such laws.

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IN WITNESS WHEREOF, the Company has caused the Plan document to be executed in its name and on its behalf this 19th day of December, 2018, to be effective as of the Effective Date.

CAMDEN PROPERTY TRUST

By:	/s/ Alexander J. Jessett

Title:	Alexander J. Jessett
Executive Vice President-Finance,
Chief Financial Officer and Treasurer